                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 7, 2006, is made by and among Acorn Products, Inc., a Delaware corporation (the "Company"), Ames True Temper, Inc., a Delaware corporation (the
"Purchaser"), and ATTUT Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the "Merger Sub"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VII below.

                  WHEREAS, the Company owns all of the issued and outstanding capital stock of UnionTools, Inc., a Delaware corporation ("UTI"), and the
Company and two executive officers of the Company collectively own all of the issued and outstanding capital stock of Razorback International, Ltd., a corporation organized under the laws of Hong Kong ("Razorback").

                  WHEREAS, UTI is engaged in the business of manufacturing and distributing, and Razorback is engaged in the business of distributing, non-powered lawn and garden tools.

                  WHEREAS, upon the terms set forth in this Agreement,
Purchaser, Merger Sub and the Company have approved the acquisition of the
Company by Purchaser, by means of a merger of Merger Sub with and into the
Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Purchaser (as such, the "Surviving
Corporation");

                  WHEREAS, the boards of directors of Purchaser, Merger Sub and the Company each have unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of their respective stockholders and (ii)
approved and adopted this Agreement and the transactions contemplated hereby;

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company has received irrevocable written consents (the
"Written Consents") from holders of the Company's capital stock
("Stockholders"), who in the aggregate hold 100% of the voting power represented by all of the issued and outstanding shares of the Company's capital stock, pursuant to which such Stockholders have approved and adopted this Agreement and the Merger;

                  WHEREAS, as an essential inducement for Purchaser and Merger
Sub to enter into the Agreement, the TCW Stockholders (as defined in Article VII below) and OCM Principal Opportunities Fund, L.P. ("POF") have entered into nondisclosure and, nonsolicitation agreements with the Company;

                  NOW, THEREFORE, in consideration of the mutual covenants
contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER
                                   ----------

                  1.01 THE MERGER.

                  (a) At the Effective Time and subject to and upon the terms of this Agreement, the Merger Sub shall merge with and into the Company in accordance with the Delaware General Corporation Law (the "Delaware Law"),
whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the Surviving Corporation.

                  (b) Concurrently with the execution and delivery of this
Agreement, the Company and the Merger Sub shall cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of
Delaware (the "Certificate of Merger") and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

                  (c) From and after the Effective Time, the Surviving
Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Sub, all as provided under the Delaware
Law.

                  1.02 CONVERSION OF CAPITAL STOCK. At the Effective Time, by
virtue of the Merger and without any action on the part of the Company or Merger
Sub or of the stockholders thereof:

                  (a) Prior to the Effective Time, the Company has distributed to each holder of record of a certificate or certificates (the "Certificates")
representing shares of the Company's common stock, par value $0.40 per share
(the "Common Stock"), excluding Certificates representing treasury shares, as set forth herein, a letter of transmittal in the Form of Exhibit A-1 hereto (a
"Letter of Transmittal"). Except as otherwise provided in Section 1.02(b), each share of Common Stock issued and outstanding immediately prior to the Effective
Time shall be converted into the right to receive in cash the Per Share Portion of $1,116,420.00, payable in accordance with Section 1.04. The aggregate consideration to which holders of Common Stock become entitled pursuant to this
Section 1.02(a) is referred to herein as the "Merger Consideration."

                  For purposes of this Agreement, the term "Per Share Portion"
means a fraction, the numerator of which is one, and the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock, held by any Subsidiary of the Company or held by the Merger Sub).

                  (b) Each share of Common Stock held immediately prior to the
Effective Time by the Company as treasury stock, held by any Subsidiary of the
Company or held by the Merger Sub shall be canceled and no payment shall be made with respect thereto.

                  (c) Each share of the Merger Sub's common stock, par value
$0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the
Surviving Corporation.

                  1.03 INTENTIONALLY OMITTED.

                  1.04 EXCHANGE OF CERTIFICATES; LOST CERTIFICATES. The
Purchaser shall act as paying agent in effecting the exchange of cash for
Certificates which, immediately prior to the Effective Time, represented shares of Common Stock entitled to payment pursuant to Section 1.02. At the Closing, each holder of Certificates shall surrender to the Purchaser Certificates representing the number of shares of Common Stock held by such holder, together with a duly executed Letter of Transmittal. At the Closing, the Purchaser shall pay, as applicable, each Stockholder, in each case who has surrendered his or its Certificates, together with a duly executed Letter of Transmittal, the amount of cash to which each such Stockholder is entitled under Section 1.02.
Surrendered Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the portion of the Merger Consideration payable pursuant to Section 1.02 in respect of the shares it theretofore represented, and the Surviving Corporation shall not be required to pay the holder thereof the cash to which he or it would otherwise have been entitled. Notwithstanding the foregoing, if any such
Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, upon the posting by such Person of a bond in such reasonable amount as the Surviving
Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate (provided that, if such Person is a financial institution or other institutional investor, its own agreement shall be satisfactory), the Purchaser shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article I.

                  1.05 CERTIFICATE OF INCORPORATION. The certificate of
incorporation of the Company as in effect immediately prior to the Effective
Time shall, subject to the provisions of Section 5.02, be amended and restated
as of the Effective Time so as to contain the provisions, and only the provisions, contained in the certificate of incorporation of the Merger Sub, except Article 1, which shall provide "The name of the Corporation is Acorn
Products, Inc."

                  1.06 BYLAWS. The Bylaws of the Company as in effect
immediately prior to the Effective Time shall, subject to the provisions of
Section 5.02, be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained in the Bylaws of the Merger
Sub, except that they shall provide that the name of the Surviving Corporation is Acorn Products, Inc.

                  1.07 DIRECTORS AND OFFICERS. From and after the Effective
Time, until successors are duly elected or appointed in accordance with applicable law, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers, as applicable, of the
Surviving Corporation.

                  1.08 UNREGISTERED TRANSFER OF CAPITAL STOCK. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, the portion of the Merger Consideration payable in respect thereof pursuant to Section 1.02 may be issued to a transferee if the
Certificate representing such Common Stock is presented to the Surviving
Corporation, accompanied by all documents reasonably required by the Surviving
Corporation, including (i) documents to evidence such transfer and to evidence that any applicable stock transfer taxes have been paid and (ii) documents evidencing transferee's representations or warranties to the Surviving
Corporation with respect to the ownership of such Common Stock.

                                   ARTICLE II

                                   THE CLOSING
                                   -----------

                  2.01 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schulte
Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 immediately upon execution and delivery of this Agreement. The date and time of the Closing are referred to herein as the "Closing Date."

                  2.02 THE CLOSING TRANSACTIONS. Upon the terms set forth in this Agreement, upon execution and delivery of this Agreement, the parties hereto shall consummate the following transactions (the "Closing Transactions")
at the Closing:

                  (a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

                  (b) the Purchaser shall deliver to each Stockholder by wire transfer of immediately available funds to the account(s) designated by such
Stockholder or by check to the address specified by such Stockholder, in each case upon delivery by such Stockholder of one or more Certificates representing the number of shares of Common Stock held by such Stockholder as of immediately prior to the Effective Time, together with a duly executed Letter of
Transmittal, the portion of the Merger Consideration (as determined in accordance with Section 1.02(a)) allocable to the shares of Common Stock represented by such Certificate(s);

                  (c) the Purchaser shall repay on behalf of the Surviving
Corporation and its Subsidiaries, or cause the Surviving Corporation to repay, all amounts necessary to discharge fully the then outstanding balance of all
Funded Indebtedness, by wire transfer of immediately available funds to the account(s) designated by the holders of such Funded Indebtedness pursuant to payoff letters (the "Payoff Letters") providing, subject to the payment of payoff amounts identified therein, for each holder of such Funded Indebtedness to release all Liens on any assets and securities of the Company and its
Subsidiaries; and

                  (d) the Purchaser shall repay on behalf of the Surviving
Corporation and its Subsidiaries, or cause the Surviving Corporation to repay, all amounts necessary to discharge fully the then outstanding balances of all
Company Transaction Expenses, by wire transfer of immediately available funds to the account(s) designated by the payees of such Company Transaction Expenses.

                  (e) the Company shall deliver to the Purchaser a certificate, validly executed by the Chief Financial Officer of the Company for and on its
behalf, to the effect that:

                                    (i) that the schedule attached thereto
represents the Company's accounting of the total Company Transaction Expenses, together with an itemization and description of such Company Transaction
Expenses in reasonable detail and certifying, to the knowledge of such officer, that no other Company Transaction Expenses shall be due and payable; and

                                    (ii) the schedule attached thereto shows a
true and correct comparison of the projected working capital of the Company and its Subsidiaries as of April 2, 2006 as compared to a good faith estimate of the actual working capital of the Company and its Subsidiaries as of such date, determined on a basis consistent with the methodology used in preparing the projections.

                  2.03 REQUIRED WITHHOLDING. The Purchaser shall, or shall cause the Surviving Corporation to, deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of federal, state, local or foreign Tax Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Purchaser that the statements in this Article III are true, correct and complete as of the date of this Agreement, except as set forth in the Schedules accompanying this Agreement
(each, a "Schedule" and, collectively, the "Disclosure Schedules"). Each
Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule but only to the extent it is reasonably apparent that disclosure of such information is applicable to any other Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

                  3.01 ORGANIZATION AND CORPORATE POWER. The Company is a
corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite corporate power and authority and all material consents, licenses, permits, approvals, registrations, grants or other authorizations (i) pursuant to which the Company or any Subsidiary currently holds any interest in any of its properties or (ii)
which is required for the Company's and its Subsidiaries' business as currently conducted ("Company Authorizations"). The Company is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or the conduct of business as now conducted requires it to qualify, as set forth on the Qualification Schedule, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The
Company

has made available to Purchaser a copy of each of its and its Subsidiaries'
certificate of incorporation and by-laws or, for the Subsidiaries that are not corporations, the equivalent organizational documents (collectively, the
"Company Charter Documents"), each as amended to date and in full force and effect on the date hereof. The Company Charter Documents and the minutes of the
Boards of Directors of the Company and each of its Subsidiaries or, for the
Subsidiaries that are not corporations, of the managing member(s) or general partner(s) thereof, heretofore made available to Purchaser are true, complete and accurately reflect the applicable stock or equity ownership of the Company and its Subsidiaries, the transfer of any shares of capital stock of the Company and its Subsidiaries, and, in all material respects, proceedings of the stockholders, members, partners and directors and all committees of the Company and its Subsidiaries to the extent applicable.

                  3.02 SUBSIDIARIES. Except as set forth on the Subsidiary
Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity. Each of the Subsidiaries identified on the Subsidiary Schedule, which
Schedule identifies the ownership of each such Subsidiary and the jurisdiction of organization, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite organizational power and authority and all material Company Authorizations necessary to own, lease and license its properties and to carry on its businesses as now conducted. Each Subsidiary of the Company is qualified or licensed to do business in every jurisdiction in which its ownership, licensing or operations of property or the conduct of businesses as now conducted requires it to qualify, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary as set forth on the
Subsidiary Schedule, free and clear of all Liens, other than Liens pursuant to applicable securities Laws and other than Liens that will be discharged at
Closing pursuant to the Payoff Letters. There are no other options, warrants, calls, rights, commitments or agreements of any character to which any
Subsidiary is a party or by which it is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of such Subsidiary or obligating such Subsidiary to grant any such option, warrant, call, right, commitment or agreement. No Subsidiary is a party to, and there are no other voting trusts, proxies or other agreements or understandings with respect to the voting stock of any Subsidiary. There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of equity interests of any Subsidiary created by statute, the organizational documents of any Subsidiary or any written agreement or other arrangement to which any Subsidiary is a party or by which it is bound, and there are no written agreements, arrangements or understandings to which any
Subsidiary is a party pursuant to which such Subsidiary has the right to elect to satisfy any liability of such Subsidiary by issuing equity interests in such
Subsidiary.

                  3.03 AUTHORIZATION; NO BREACH. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and, other than the Written
Consents, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. Without limiting the foregoing, the Written Consents constitute the only approval by the holders of capital stock of the Company necessary to authorize this Agreement, the Merger and the transactions contemplated hereby and no other action by any holder of capital stock is required in order to consummate the transactions contemplated hereby on the terms set forth herein. At the Effective Time, the Merger will be effective in accordance with the terms set forth herein. The Board of Directors of the Company (the "Company Board") has unanimously (i) approved and adopted this Agreement, the Merger and the transactions contemplated hereby and (ii)
declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are in the best interests of the Company and its
Stockholders, and (iii) recommended that the stockholders of the Company adopt this Agreement and the Merger. No other action on the part of the Company Board is required to authorize the execution, delivery and performance of this
Agreement or to consummate the Merger or for any of the transactions contemplated hereby. Except as set forth on the Authorization Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not conflict with or result in (with or without notice or lapse of time, or both)
any material breach of, constitute a material default under, result in a material violation of, result in the creation of any Lien upon any material assets or properties of the Company or any of its Subsidiaries under, or require any material authorization, consent, approval, exemption or other action by or notice to any court, Person or governmental body under, the provisions of any
Company Charter Documents or any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which the Company or any of its
Subsidiaries is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject.
This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the
Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors'
rights generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.04 CAPITAL STOCK. The authorized capital stock of the
Company consists of (i) 50,000 shares of Preferred Stock (the "Preferred
Stock"), par value $0.001 per share, none of which are issued and outstanding and (ii) 450,000 shares of Common Stock, par value $0.40 per share, 111,642 of which are issued and outstanding and are owned of record by the Stockholders in the amounts set forth on the Stockholders Schedule. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with all applicable
Law. Except as set forth on the Capital Stock Schedule, the

Company does not have any other capital stock, equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale, issuance, repurchase or redemption of any of the foregoing by the Company. Except as set forth on the Capital Stock
Schedule, there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company of any kind. Except as set forth on the Capital Stock Schedule, there are no agreements or other obligations (contingent or otherwise) which require the
Company to repurchase, redeem or otherwise acquire any shares of the Company's capital stock or other equity securities and there are no written agreements, arrangements or understandings to which the Company is a party pursuant to which the Company has the right to elect to satisfy any liability of the Company by issuing equity interests in the Company.

                  3.05 FINANCIAL STATEMENTS. The Financial Statements Schedule
attached hereto consists of: the Company's audited consolidated balance sheets as of December 31, 2003, 2004 and 2005 and the related statements of income, cash flows and stockholders' equity for the fiscal years then ended, together with the report thereon of Ernst & Young LLP (collectively, the "Financial
Statements" and the audited consolidated balance sheet as of December 31, 2005 being referred to as the "Latest Balance Sheet"). Except as set forth on the
Accounting Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein.

                  3.06 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the Developments Schedule, since the date of the Latest Balance Sheet, the
Company and its Subsidiaries have conducted their business only in the ordinary course of business in a manner consistent with past practice and there has not been any event or circumstance that has had a Material Adverse Effect. Except as set forth on the Developments Schedule and except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, there has not been, occurred or arisen any of the following:

                       (a) any capital expenditure or commitment by the Company
or any Subsidiary exceeding $200,000 individually or $1,000,000 in the aggregate not provided for in the Company's 2006 capital expenditure budget (the "2006
Capital Budget");

                       (b) except as required by GAAP or applicable Law, any
material change to the Company's or any of its Subsidiaries' accounting policies or procedures or a revaluation by the Company or any Subsidiary of any of its assets, properties or business;

                       (c) any acquisition or disposition by the Company or any
of its Subsidiaries of any asset or property (excluding capital expenditures and excluding obsolete/slow moving inventory) having a value in excess of $100,000, outside the ordinary course of business consistent with past practices;

                       (d) any entry by the Company or any of its Subsidiaries
into any material transaction that would result in payments by or to the Company or any of its Subsidiaries in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice;

                       (e) any Lien on any material assets or properties,
tangible or intangible, other than in the ordinary course of business consistent with past practice except for Liens for Taxes not yet delinquent;

                       (f) any waiver, release or assignment of rights or
cancellation of debt in excess of $50,000;

                       (g) any issuance or sale, or contract to issue or sell,
by the Company of any shares of Common Stock or other capital stock or securities convertible into, or exercisable or exchangeable for, shares of
Common Stock or other capital stock, or any securities, warrants, options or rights to purchase any of the foregoing;

                       (h) any declaration, setting aside or payment of a
dividend or other distribution (whether in cash, stock or property) in respect of any Common Stock, or any split, combination or reclassification in respect of any shares of Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of
Common Stock, or any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

                       (i) (i) any increase (whether in cash, stock or property)
in the base salary or other compensation payable or to become payable by the
Company or any Subsidiary to any of their respective officers, directors or employees (except in the case of officers and employees for annual or periodic increases made in the ordinary course of business consistent with past practices not exceeding $2,500 individually or $25,000 in the aggregate), (ii) any adoption of, or (except as required by Law) amendment materially increasing payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan, or (iii) the declaration, payment or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a severance payment, termination payment, bonus, profit sharing, deferred compensation or other additional salary or compensation to any such Person, other than (x) pursuant to the terms of any existing written agreement or plan or (y) annual or periodic increases made in the ordinary course of business consistent with the Company's or such Subsidiary's past practice, not exceeding
$2,500, individually or $25,000 in the aggregate;

                       (j) any incurrence by the Company or any of its
Subsidiaries of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business consistent with past practice and other than obligations or liabilities imposed expressly under this Agreement;

                       (k) the commencement, settlement, notice or, to the
knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any Subsidiary or seeking damages in excess of $100,000 per occurrence or $250,000 in the aggregate, seeking any equitable or injunctive relief;

                       (l) any damage to or destruction or loss of any asset or
property of the Company or any Subsidiary not covered by insurance with an aggregate value in excess of $100,000;

                       (m) termination (or written notice of planned
termination) of (i) any contract or agreement with any customers of the Company or its Subsidiaries representing, in the aggregate, $500,000 or more of the consolidated revenues of the Company during the twelve months ended December 31,
2005 or (ii) any contract or agreement pursuant to which the Company or any of its Subsidiaries is or was licensed to use any Licensed Intellectual Property material to, or necessary for the conduct of, the business of the Company and
Subsidiaries;

                       (n) any material malfunction with respect to the IT
Systems that has not been remedied or replaced in all material respects;

                       (o) any event that could reasonably be expected to
prevent or materially delay the performance of the Company's obligations pursuant to this Agreement or the consummation of the Merger by the Company;

                       (p) any amendment to the Company Charter Documents;

                       (q) any material Tax election, any change in annual Tax
accounting period, any adoption or change of any method of Tax accounting, filing of an amended Tax Return, execution of a closing agreement, settlement of a Tax claim or assessment, the surrender of any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any
Tax claim or assessment, the taking or the omission to take any other action, if any such action or omission would have the effect of materially increasing the
Tax liability or reducing any Tax Asset, of the Company, any of its
Subsidiaries, Purchaser or any affiliate of Purchaser. For purposes of this
Agreement, "Tax Asset" shall mean any net operating loss, net capital loss, investment Tax credit, or any other credit or Tax attribute which could reduce
Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes); and

                       (r) any agreement by the Company or any Subsidiary to do
any of the things described in the preceding clauses (a) through (q) of this
Section 3.06.

                  3.07 TITLE TO PROPERTIES.

                  (a) The Company owns good and marketable title to all of the personal property shown on the Latest Balance Sheet, free and clear of all
Liens, except for Permitted Liens.

                  (b) The real property demised by the leases described on the
Leased Real Property Schedule constitutes all of the real property leased by the
Company and its Subsidiaries. The leases described on the Leased Real Property
Schedule are in full force and effect, and the Company or a Subsidiary of the
Company holds a valid and existing leasehold interest under

each such lease. The Company has delivered to the Purchaser, or provided the
Purchaser with access to, complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies provided to the Purchaser. To the
Company's knowledge, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such leases.

                  (c) Except as set forth on the Owned Real Property Schedule, neither the Company nor any of its Subsidiaries owns any real property. With respect to each parcel of real property listed on the Owned Real Property
Schedule:

                                    (i) either the Company or a Subsidiary of
the Company owns good and marketable title to such parcel of real property, free and clear of all Liens, easements and other restrictions, other than (A) real estate Taxes and installments of special assessments not yet delinquent, (B)
easements, covenants and restrictions of record, (C) utility easements, building restrictions, zoning restrictions and other easements and restrictions which are not violated by existing usage of and improvements on such property, (D) matters which would be disclosed by an accurate survey of each parcel of real property,
(E) public roads and highways, (F) other encumbrances and exceptions set forth on the Owned Real Property Schedule, and (G) Permitted Liens;

                                    (ii) there are no leases, subleases,
licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of such parcel of real property; and

                                    (iii) there are no outstanding options or
rights of first refusal to purchase such parcel of real property, any portion thereof or interest therein.

                  (d) There is no portion of the Owned Real Property or Leased
Real Property that is not currently used in connection with the business of the
Company or any of its Subsidiaries.

                  (e) Neither the Company nor a Subsidiary of the Company owns or leases (or holds any legal or beneficial right in or to) any real property except for the Owned Real Property or the Leased Real Property, as applicable.

                  (f) All right, title and interest in and to all real property, fixtures, easements, licenses, access rights (including, without limitation, access to (and from) such property and access to utilities), water rights and appurtenances used in connection with the business of the Company or any of its
Subsidiaries is included within the Owned Real Property or the Leased Real
Property.

                  3.08 TAX MATTERS. The Company and its Subsidiaries and each affiliated group (within the meaning of Section 1504 of the Code) or combined, consolidated or unitary group (under state, local or foreign law) of which the
Company or any Subsidiary is a member (each, an "Affiliated Group") have filed all federal and all material foreign, state, county and local income, excise, property and other Tax Returns that are required to be filed by them and all such Tax Returns are true, correct and complete in all material respects. Except as set forth on the Taxes Schedule, all Taxes shown as owing by the Company, its
Subsidiaries and each Affiliated Group on all such Tax Returns have been fully paid or accrued. To the Company's knowledge, the provision for Taxes on the
Latest Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof. All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued. No Tax liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any Taxes of the Company, any Subsidiary or any Affiliated Group, and, to the
knowledge of the Company, no examination, audit or inquiry is currently being conducted by any Taxing authority, including any examination, audit or inquiry which could result in a Tax liability for which the Company or any Subsidiary could be severally liable under Treasury Regulations ss. 1.1502-6 or any comparable state, local or foreign Tax provision. Neither the Company nor any
Subsidiary has been a member of any affiliated group within the meaning of
Section 1504 of the Code other than the Affiliated Group of which the Company is the common parent. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any
Taxes or Tax Returns of the Company, any Subsidiary or any Affiliated Group.
Neither the Company nor any Subsidiary is a party to any agreement or understanding providing for the allocation or sharing of Taxes other than with respect to each other. Neither the Company nor any Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code. Neither the Company nor any Subsidiary has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code. Neither the Company, any
Subsidiary nor any Affiliated Group has made or is required to make any disclosure with respect to any "listed transaction" within the meaning of
Treasury Regulation Section 1.6011-4. Neither the Company nor any Subsidiary has
within the past 5 years been a party to a transaction intended to qualify under
Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

                  3.09 CONTRACTS AND COMMITMENTS

                  (a) Except as set forth on the Contracts Schedule, neither the
Company nor any Subsidiary is party to or bound by any, whether written or oral:
(i) collective bargaining agreement or contract with any labor union; (ii)
bonus, pension, profit sharing, retirement, severance, post-retirement or other form of deferred compensation plan, other than as described in Section 3.13 or the Schedules relating thereto; (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract or other agreement for the employment of any officer, individual employee, director or other person on a full-time or consulting basis; (v) agreement, instrument or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Company and its Subsidiaries; (vi)
guaranty of any obligation for borrowed money or other guaranty (including so called take-or-pay or keep-well agreements); (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental

exceeds $50,000; (viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $50,000; (ix) contract or group of related contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000; (x) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000; (xi)
contract which prohibits or materially restricts the Company or any of its
Subsidiaries or any of their respective Affiliates from freely engaging in business anywhere in the world or from soliciting customers, suppliers, employees or consultants, (xii) any fidelity or surety bond or completion bond;
(xiii) any letters of credit, drawn or undrawn; (xiv) contract or agreement relating to capital expenditures and involving payments in excess of $100,000;
(xv) any contract or agreement relating to the disposition or acquisition of assets or any interest in any business enterprise, including any option thereon, outside the ordinary course of business consistent with past practice or in excess of $250,000; (xvi) any distribution, joint marketing or development agreement; (xvii) any joint venture, partnership agreement, limited liability company agreement and any other similar contract (however named) involving a sharing of profits or losses, costs or liabilities by the Company or a
Subsidiary with any other Person; (xviii) any contract or agreement providing for the payment by the Company or any of its Subsidiaries amounts owing as deferred purchase price for property or services, including all seller notes and
"earn-out" payments, in each case other than trade payables incurred in the ordinary course of business; (xix) all agreements or contracts evidencing obligations of the Company or any of its Subsidiaries under leases which have been or should be, in accordance with GAAP, recorded as capital leases; (xx)
commitments or obligations by which the Company or any of its Subsidiaries assures a creditor against loss pursuant to contingent reimbursement obligations with respect to letters of credit or similar financial instruments; (xxi)
agreements or contracts providing any customer or supplier with "most favored"
status as to pricing or other terms; or (xxii) agreements or contracts evidencing obligations under any interest rate, currency or other hedging agreement;

                  (b) The Purchaser either has been supplied with, or has been given access to on the online data site, a true, complete and correct copy of all contracts or agreements, or a summary of the material terms of any contracts or agreements that are not in writing, in each case which are referred to on the
Contracts Schedule, together with all material amendments, waivers or other changes thereto (collectively, the "Material Contracts").

                  (c) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or its
Subsidiary party thereto, enforceable against the Company or such Subsidiary and, to the Company's knowledge, the other parties thereto, in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors' rights generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and its Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under in any material respect, or received notice that any one of them has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, and the Company has no knowledge of any event that would constitute such a breach, violation or default with the lapse of

time, giving of notice or both. To the knowledge of the Company, no other party has breached, violated or defaulted under in any material respect any of the terms or conditions of any Material Contract.

                  3.10 INTELLECTUAL PROPERTY.

                  (a) All of the issued, registered or applied for Patents,
Trademarks and Copyrights (and material unregistered Patents, Trademarks and
Copyrights) owned by the Company and its Subsidiaries are set forth on the
Intellectual Property Schedule. Except as set forth on the Intellectual Property
Schedule, the Company and/or its Subsidiaries, as the case may be, own and possess all right, title and interest in and to, free and clear of any Lien other than Permitted Liens, or possess the valid right to use, the Intellectual
Property necessary for the operation of the business of the Company and its
Subsidiaries, as presently conducted, except as would not have a Material
Adverse Effect.

                  (b) Neither the Company nor any of its Subsidiaries has
received any written notices of a material infringement or misappropriation from any third party with respect to any third party's Intellectual Property rights.
To the Company's knowledge, neither the Company nor any of its Subsidiaries is currently infringing on the Intellectual Property of any other Person, except for any infringement that would not have a Material Adverse Effect.

                  (c) There are no actions, suits, proceedings or claims
pending, or, to the knowledge of Company, threatened by or against Company or any of its Subsidiaries that involve claims concerning the infringement or other violation, validity, enforceability, ownership or license or other right to use any owned or licensed Intellectual Property.

                  (d) The Company or its Subsidiaries have taken reasonable
measures to protect the secrecy, confidentiality and value of all Trade Secrets used in their businesses.

                  (e) Except as would not materially disrupt their operations, the IT Systems (i) are adequate in all material respects for their intended use and for the operation of the business as currently operated by the Company and its Subsidiaries, and are in good working condition (normal wear and tear excepted), and, (ii) to the Company's knowledge, are free of all viruses, worms,
Trojan horses and other known contaminants and do not contain any bugs, errors or problems. There has not been any malfunction with respect to any of the IT systems since January 1, 2004 that has not been remedied or replaced in all material respects.

                  3.11 LITIGATION. Except as set forth on the Litigation
Schedule, there are no actions, suits, claims or proceedings pending or, to the
Company's knowledge, threatened by, against or involving the Company or any of its Subsidiaries or, to the Company's knowledge, any of their properties or assets or employees, officers or directors, at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission or agency, domestic or foreign, which if determined adversely to the Company or any of its Subsidiaries would reasonably be expected to result in monetary damages exceeding $100,000 or that would result in any form of injunctive or declaratory relief against the Company or any of its Subsidiaries or any of their properties or assets or employees, officers or directors. Neither the Company nor any of its Subsidiaries has received a reservation of rights or similar notice from any insurer with respect to any actions, suits, claims or proceedings listed on the Litigation Schedule. To the knowledge of the Company, there is no investigation pending or threatened against the Company, its Subsidiaries, their properties or their officers or employees by or before any federal, state, municipal or other governmental department, commission or agency, domestic or foreign. No federal, state, municipal or other governmental department, commission or agency, domestic or foreign, has provided the Company or any of its Subsidiaries with notice challenging or questioning the legal right of the
Company or any Subsidiary to conduct its operations as conducted at that time or as currently conducted. Except as set forth on the Litigation Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body.

                  3.12 GOVERNMENTAL CONSENTS, ETC. Except as set forth on the
Governmental Consents Schedule, no material permit, consent, approval, registration or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of any other transaction contemplated hereby.

                  3.13 EMPLOYEE BENEFIT PLANS.

                  (a) The Employee Benefits Schedule lists all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act
of 1974, as amended ("ERISA"), and each other material employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the
benefit of any current or former employees, leased employees, directors, officers, shareholders or independent contractors of the Company or any of its
Subsidiaries. All such plans, programs, agreements and arrangements shall be collectively referred to herein as the "Plans."

                  (b) Each Plan has been maintained, funded and administered in material compliance with its terms and the applicable provisions of ERISA, the
Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. Each Plan that is intended to meet the requirements of a "qualified plan"
under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that such Plan is a qualified plan or is in the form of a prototype plan that is the subject of a favorable opinion letter from the IRS, and the Company is not aware of any facts or circumstances that would adversely affect the qualified status of such Plan. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any of the Plans. No Plan is currently under governmental investigation or audit and, to the knowledge of the
Company, no such investigation or audit is contemplated or under consideration.

                  (c) None of the Plans, any trust created thereunder, or any
"party-in-interest" or "disqualified person" with respect thereto has engaged in any non-exempt "prohibited transaction" or "party-in-interest transaction" as such terms are defined in Section 4975 of the Code and Section 406 of ERISA that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

                  (d) All contributions, claims, or premium payments that are due to each Plan have been made within the time periods prescribed by ERISA, the
Code or other applicable law, and all material contributions or claims for any period ending on or prior to the Closing Date which are not yet due have been made or accrued in accordance with past practice or custom and GAAP.

                  (e) The Company has furnished to the Purchaser, or provided the Purchaser with access to, true and complete copies of each of the Plans and, as applicable, the current trust agreements or other current funding instruments, the most recent summary plan descriptions and most recent summaries of material modifications, the most recent determination or opinion letters received from the IRS, the most recent Form 5500 annual reports, the most recent actuarial reports and the most recent financial statements related thereto.

                  (f) Except as set forth on the Employee Benefits Schedule, with respect to any Plan that is a "defined benefit plan," within the meaning of
Section 3(35) of ERISA and subject to Title IV of ERISA, within the past six years, (A) no liability to the Pension Benefit Guaranty Corporation (the "PBGC")
has been incurred (other than for premiums not yet due); (B) no "accumulated funding deficiency," within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (C) no "reportable event"
within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred; and (D) no Lien has arisen under ERISA or the Code on the assets of the Company or any of its
Subsidiaries. Neither the Company nor any of its Subsidiaries maintains, administers, contributes or is required to contribute to any "multiemployer plan," as defined in Section 400l(a)(3) of ERISA, and neither the Company nor any of its Subsidiaries has incurred any liability, including liability resulting from an ERISA Affiliate (as defined below), on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and
4203 of ERISA, respectively) from a multiemployer plan that has not been satisfied in full. An "ERISA Affiliate" is any entity that is considered to be in a "controlled group" with the Company pursuant to Section 4001(a)(14) of
ERISA. No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries, by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.

                  (g) Except as set forth on the Employee Benefits Schedule, no
Plan, employment agreement, consulting agreement, independent contractor agreement, severance agreement, or collective bargaining agreement provides any health, life insurance or other welfare benefits to retired or other terminated employees of the Company or any of its Subsidiaries, other than continuation coverage required by law.

                  (h) Without limiting the generality of the foregoing, each
Plan that covers any current or former employees of the Company or any of its
Subsidiaries residing or working outside the United States of America (the
"Non-U.S. Plans") has been established, administered and funded in material compliance with its terms and the applicable laws of the relevant jurisdiction.
Each Non-U.S. Plan and related funding arrangement that is intended to qualify for tax-favored and/or social security payment-favored status has been, approved for such status by the appropriate governmental authority, and nothing has occurred and, to the knowledge of the

Company, no condition exists that is likely to cause the loss of such tax-favored status and/or social security payment-favored status.

                  (i) Neither the Company, its Subsidiaries nor, to the
Company's knowledge, any of its directors, officers, employees or any other
"fiduciary," as such term is defined in Section 3 of ERISA, to the Plans has committed any breach of fiduciary responsibility imposed by ERISA with respect to the Plans that would subject the Purchaser, its Subsidiaries or any of their respective directors, officers or employees to any material liability under
ERISA or any applicable Law.

                  3.14 LABOR AND EMPLOYMENT. The Company has delivered or made available to the Purchaser a complete and correct copy of each collective bargaining agreement applicable to employees of the Company and its
Subsidiaries. Each collective bargaining agreement which is set forth on the
Labor and Employment Schedule has been operated and administered in all material respects in accordance with its terms. To the Company's knowledge, no organizing efforts are pending with respect to non-unionized employees of the Company or any of its Subsidiaries. Within the last three years, there has been no strike, work slowdown, work stoppage, lockout or other labor dispute with respect to the employees of the Company or any of its Subsidiaries, nor is any strike, work slowdown, work stoppage, lockout, or other labor dispute pending or, to the knowledge of the Company, threatened. Since January 1, 2003, the Company and its
Subsidiaries have complied in all material respects with all applicable agreements, laws, rules and regulations relating to employment, including those related to wages, hours, nondiscrimination, equal employment opportunity, benefits, collective bargaining, plant closing, immigration, workers'
compensation, unemployment insurance, occupational safety and health, and the collection, payment and withholding of taxes. No event giving rise to the requirement that notice be given to any employee of the Company or any of its
Subsidiaries under the Worker Adjustment and Retraining Notification Act or
under any similar law has occurred or been announced during the 90-day period ending on the date of this Agreement or any longer period required by any local legislation. There are no material complaints, charges, including unfair labor practice charges, or claims against the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened to be brought or filed with any governmental authority, court or arbitrator based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

                  3.15 INSURANCE.

                  (a) The Insurance Schedule lists (i) each insurance policy (or binder) and fidelity or surety bonds in effect since January 1, 2003 and (ii)
each products liability insurance policy in effect since January 1, 1997 of the
Company and any of its Subsidiaries and any of their respective properties, assets, employees, officers or directors, and sets forth the insurance company, policy number, insured and other parties, type and amount of coverage and deductibles and the aggregate limit of the insurer's liability under such insurance policies and binders. To the Company's knowledge, the Insurance
Schedule lists any occurrences or circumstances since January 1, 2006 that would lend to a (self insured) claim greater than $25,000. The Company has made available to Purchaser copies of all such policies, bonds or binders as in effect on the date hereof. Except for employee health or benefit claims, there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Each such insurance policy, binder or bond is legally valid, binding and enforceable and in full force and effect, will not terminate or lapse by reason of any of the transactions contemplated by this Agreement, and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any such insurance policy, binder or bond. All premiums due and payable under all such policies and bonds have been paid by the Company. The Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies. The Company and its Subsidiaries, and their respective assets and properties, are insured in amounts no less than as required by applicable Law and any contract or agreement to which the Company or any Subsidiary is a party.

                  (b) There are no open or pending workers' compensation claims prior to May 1, 2003 that are not fully covered by insurance. The Company has not incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy. All litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer. To the knowledge of the Company, all insurance carriers with respect to each policy are solvent and there are no open claims against any insolvent insurance carrier. No historical policy limits (for products liability) have been exhausted or materially eroded for policies in effect since
January 1, 1997. There are no gaps in products liability coverage since January
1, 1997, and, since May 1, 1999, no products liability policies have been subject to a deductible or self-insured retention wherein the Company would be obligated to pay any portion of a products liability claim that is within the policy limits and covered by such policy. No product sold by the Company has been excluded from products liability coverage since January 1, 1997.

                  3.16 PRODUCTS LIABILITY. The Company has never manufactured or distributed products containing any (air) pressurized component. The Company has never sold any products containing asbestos.

                  3.17 COMPLIANCE WITH LAWS. The Company and each of its
Subsidiaries is and has been since January 1, 2003 in compliance, in all material respects, with all applicable Laws of foreign, federal, state and local governments and all agencies thereof. The Company has not received, since
January 1, 2002, any written notice from any governmental entity alleging that the Company or any Subsidiary is in violation of any Law applicable to the conduct of its business.

                  3.18 ENVIRONMENTAL MATTERS. Except as set forth on the
Environmental Compliance Schedule: (i) the operations of the Company and its
Subsidiaries are in full compliance with Environmental Laws except where the failure to comply will not have a Material Adverse Effect; (ii) the Company and its Subsidiaries have obtained and are in compliance with all necessary Permits or authorizations that are required under Environmental Laws except where the failure to comply will not have a Material Adverse Effect; (iii) there has been no Release at any of the owned or leased properties or to the knowledge of the
Company or its Subsidiaries any formerly owned or leased property that will have a Material Adverse Effect; (iv) no Environmental Claims have been asserted against the Company or its Subsidiaries nor does the Company or its Subsidiaries have knowledge or notice of any threatened or pending Environmental Claims against the Company or its Subsidiaries for Releases at any current or formerly owned or leased properties which will have a Material Adverse Effect; (v) no
Environmental Claims have been asserted or threatened to be asserted against the
Company or its Subsidiaries for any personal injury (including wrongful death)
or property damage (real or personal) arising out of exposure to Hazardous
Substances used, handled, generated, transported or disposed by the Company or its, Subsidiaries at the owned or leased properties or to the Company's or its
Subsidiaries knowledge at any formerly owned or leased property which will have a Material Adverse Effect; (vi) neither the Company nor any of its Subsidiaries has agreed to indemnify or hold harmless any third party from Environmental
Liabilities; and (vii) to the knowledge of the Company, the Environmental
Compliance Schedule is a true, complete and accurate list of all instances where the operations of the Company or its Subsidiaries or the environmental conditions at the real estate presently or formerly owned or operated by the
Company or any predecessor in interest are not in compliance with Environmental
Law or give rise to Environmental Liabilities. This Section 3.18 constitutes the sole and exclusive representation and warranty of the Company relating to environmental, health or safety matters.

                  3.19 AFFILIATED TRANSACTIONS. Except as set forth on the
Affiliated Transactions Schedule, no director, Stockholder or, to the Company's knowledge, Affiliate of the Company or any individual in such director's or
Stockholder's immediate family is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any property used by the Company or any of its Subsidiaries.

                  3.20 BROKERAGE. Except for the fees and expenses of Piper
Jaffray & Co. (which shall be paid pursuant to Section 2.02(d) at the Closing), there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Stockholder or the Company.

                  3.21 SUPPLIERS AND CUSTOMERS. The Suppliers and Customers
Schedule sets forth a complete and accurate list of the top 15 customers and top
15 suppliers of the Company and its Subsidiaries taken as a whole, measured by reference to the aggregate payments made to or by the Company and its
Subsidiaries taken as a whole for the 12-month period ended December 31, 2005.
Except as set forth on the Suppliers and Customers Schedule, since December 31,
2004, none of the top 15 vendors, suppliers or customers of the Company or any
Subsidiary has cancelled or otherwise materially modified its relationship with the Company or any Subsidiary in a manner materially adverse to the Company, and no such Person has communicated (orally or in writing) to the executive officers or directors of the Company any intention to do so.

                  3.22 ACCOUNTS RECEIVABLE. All accounts receivable of the
Company and its Subsidiaries reflected on the Latest Balance Sheet included in the Financial Statements and those otherwise reflected in the books of the
Company and its Subsidiaries after the date of the Latest Balance Sheet represent bona fide transactions made in the ordinary course of business consistent with past practice of the Company and its Subsidiaries, and applicable bad debt or uncollectible account reserves reflected on the Latest
Balance Sheet and those otherwise reflected in the books of the Company and its
Subsidiaries after the date of the Latest Balance Sheet are, in the Company's judgment, reasonable and established consistent with past practice.

                  3.23 BOOKS AND RECORDS. The books of account and other
financial records of the Company and its Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects, have been maintained in all material respects in accordance with sound business practices, and accurately and fairly reflect, in all material respects, in reasonable detail, the transactions and the assets and liabilities of the
Company and its Subsidiaries for the periods covered thereby.

                  3.24 CHANGE OF CONTROL. Except as set forth on the Change of
Control Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without any action of any party or exercise of any right or with or without any intervening event or circumstance, (a) result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its
Subsidiaries, (b) increase any benefits otherwise payable by the Company or any of its Subsidiaries or (c) result in the acceleration of the time of the time of payment or vesting of any payment or benefits.

                  3.25 CAPITAL BUDGET. The capital expenditures made by the
Company and its Subsidiaries during the period from January 1, 2006 through the date of this Agreement are reflected in all material respects on the Capital
Budget Schedule.

                  3.26 CERTAIN BUSINESS PRACTICES.

                  (a) Neither the Company nor any Subsidiary nor, to the
knowledge of the Company, any of their respective officers, employees, directors, representatives or agents has made (i) any unlawful payments under any applicable Laws or (ii) any payments or other inducements (whether or not lawful), to any domestic or foreign governmental official, including any official of an entity owned or controlled by a domestic or foreign government, political party or official thereof or any candidate for political office, with the intent or purpose of: (A) influencing any act or decision of such official in his official capacity; (B) inducing such official to do or omit to do any act in violation of the lawful duty of such official; (C) receiving an improper advantage; or (D) inducing such official to use his influence with any governmental entity to affect or influence any act or decision of such governmental entity; in any case in order to assist the Company or any
Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

                  (b) The Company and its Subsidiaries have established and
maintain a system of disclosure controls and procedures designed to ensure that information relating to the Company, including its Subsidiaries, is accumulated and communicated to the Company's principal executive officers and principal financial officers, and to the knowledge of the Company, such disclosure controls and procedures are effective to ensure that information is recorded, processed and summarized. The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company's and its
Subsidiaries' financial reporting and the preparation of their financial statements in accordance with GAAP. Based on the most recent evaluation of internal controls over financial reporting by the principal executive officers and principal financial officers of the Company, (x) there are no significant deficiencies or material weaknesses (as defined in applicable accounting rules)
in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

                  3.27 Foreign Operations. The Foreign Operations Schedules
contains a true, correct and complete list, as of December 31, 2005, of the revenues (or turnover), assets, sales generated in each jurisdiction outside of the United States of America in which the Company or any of its Subsidiaries does business or owns, operates or leases assets.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

                  The Purchaser represents and warrants to the Company that:

                  4.01 ORGANIZATION AND CORPORATE POWER. The Purchaser is a
corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  4.02 AUTHORIZATION. Each of the Purchaser and the Merger Sub
has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the Company, this
Agreement constitutes a valid and binding obligation of the Purchaser and the
Merger Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Law affecting or relating to creditors' rights generally and general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.03 NO VIOLATION. Neither the Purchaser nor the Merger Sub is
subject to or obligated under its certificate of incorporation, its bylaws, any applicable Law, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would (with or without notice or lapse of time, or both) be breached or violated in any material respect by the Purchaser's or the Merger Sub's execution, delivery or performance of this Agreement.

                  4.04 GOVERNMENTAL AUTHORITIES; CONSENTS. Neither the Purchaser
nor the Merger Sub is required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Purchaser or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                  4.05 LITIGATION. There are no actions, suits or proceedings pending or, to the Purchaser's knowledge, overtly threatened against or affecting the Purchaser or the Merger Sub at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Purchaser's or the Merger Sub's performance under this
Agreement or the consummation of the transactions contemplated hereby.

                  4.06 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser or the Merger Sub.

                  4.07 INVESTMENT REPRESENTATION. The Purchaser is acquiring the
Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

                  4.08 FINANCING. The Purchaser has and shall have at the
Closing sufficient cash to pay the full Merger Consideration, to make all other necessary payments by it in connection with the performance by it of its obligations under this Agreement (including payment of Funded Indebtedness and
Company Transaction Expenses) and to pay all of its related fees and expenses and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Purchaser and/or Merger Sub obtain financing for or in connection with any of the transactions contemplated by this
Agreement.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER
                           --------------------------

                  5.01 ACCESS TO BOOKS AND RECORDS. From and after the Closing, the Purchaser shall, and shall cause the Surviving Corporation to, provide POF and its agents with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing
Date in connection with any matter relating to the Stockholders' ownership of
Common Stock. Unless otherwise consented to in writing by POF, neither the
Purchaser nor the Company shall, for a period of seven years following the
Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company for any period prior to the Closing Date without first offering to surrender to POF a copy of such books and records or any portion thereof which the Purchaser or the Company may intend to destroy, alter or dispose of.

                  5.02 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION. For
the duration of the period of six years commencing on the Closing Date, the
Purchaser shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or otherwise modify any provision in the Company's or any of its Subsidiaries' certificate of incorporation (or equivalent governing document) or bylaws relating to the exculpation or indemnification of any officers and/or directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law. In addition, the Purchaser shall cause the Surviving
Corporation to maintain in effect for the duration of the period of six years commencing on the Closing Date directors' and officers' liability insurance covering those persons who are covered by the Company's directors' and officers'
liability insurance policy immediately prior to the Effective Time with coverage limits not lower in any respect than, and otherwise on terms no less favorable to the insured parties than, the Company's insurance coverage as in effect immediately prior to the Effective Time. Purchaser may satisfy its obligations under this Section 5.02 by purchasing on or prior to the Closing Date a "tail"
policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the
Effective Time, by such insurance policy in effect on the Closing Date for actions and omissions occurring on or prior to the Effective Time, and (iii)
contains terms and conditions (including without limitation coverage amounts)
that are at least as favorable in the aggregate as the terms and conditions of such insurance in effect immediately prior to the Effective Time. In the event that the Surviving Corporation would be required to expend more than $250,000 for a "tail" policy ("Maximum Premium"), the Surviving

Corporation shall obtain the maximum policy limit amount of such insurance obtainable for the Maximum Premium.

                  5.03 EMPLOYMENT BENEFITS. Until December 31, 2006, the
Purchaser shall cause the Surviving Corporation to provide those employees who are employees of the Surviving Corporation (and its Subsidiaries) at the
Effective Time with compensation and benefits that are either (i) no less favorable in all material respects than the current compensation and benefits that such employee is entitled to as of the Closing Date or (ii) no less favorable to such employees than the compensation and benefits of similarly situated employees of the Purchaser and its Affiliates; provided that such requirement shall not apply to any employee that is entering into any written employment agreement with the Company or Purchaser in connection with the transactions contemplated hereby and shall not apply to any equity or equity-based compensation or benefits; provided, further, that, subject to compliance with any severance agreement or policy in effect as of the Effective
Time, nothing herein shall limit the Surviving Corporation's right to terminate the employment of any such individual for any reason. The Purchaser shall take all actions permitted under its existing policies so that eligible employees of the Company shall receive service credit under the Purchaser's employee benefit plans and arrangements for purposes of eligibility and vesting. To the extent that the Purchaser modifies the coverage or benefit plans under which the employees of the Surviving Corporation participate, the Purchaser shall, to the extent permissible under the applicable policy of Purchaser or the Surviving
Corporation, waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall, to the extent permissible under the applicable policy of Purchaser or the Surviving Corporation, give such employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. This Section 5.03 shall survive the consummation of the Merger at the Effective Time, and is intended to benefit, and shall be enforceable by, the Company, the Surviving Corporation and POF, and
shall be binding on all successors and assigns of the Purchaser and the
Surviving Corporation.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS
                              --------------------

                  6.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificates delivered at the Closing in connection with this Agreement shall survive the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and except for Article
VII. The parties hereto acknowledge and agree that, upon and at all times after the Closing, no party may bring a cause of action against any other party claiming, based upon or arising out of a breach of any of the representations and warranties set forth herein or any of the certificates delivered at the
Closing in connection with this Agreement.

                  6.02 DISCLOSURE GENERALLY. If and to the extent any
information required to be furnished in any Schedule is contained in this
Agreement or in any Schedule, such information shall be deemed to be included in all Schedules in which the information is required to be included but only to the extent it is reasonably apparent that disclosure of such information is applicable to any such Schedules. The inclusion of any information in any
Schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Company or the Stockholders, in and of itself, that such information is material to or outside the ordinary course of the business of the
Company and its Subsidiaries.

                  6.03 ACKNOWLEDGMENT BY THE PURCHASER. Each of the Purchaser
and the Merger Sub acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the
Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser and the Merger
Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article III, as qualified by the Disclosure Schedules attached hereto. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE
THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE PURCHASER AND THE
MERGER SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE
PURCHASER AND THE MERGER SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER
REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED
(INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL
FINANCIAL CONDITION, RESULTS OF OPERATIONS, PROJECTIONS OR FORECASTS WITH
RESPECT TO THE REVENUES, ASSETS OR LIABILITIES OF THE COMPANY OR ANY OF ITS
SUBSIDIARIES, OR THE QUALITY, QUANTITY OR CONDITION OF THE COMPANY'S OR ITS
SUBSIDIARIES' ASSETS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE
STOCKHOLDERS AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST THE COMPANY, ITS
SUBSIDIARIES OR ANY OF ITS ADVISORS OR AFFILIATES, INCLUDING, WITHOUT
LIMITATION, ITS STOCKHOLDERS, PIPER JAFFRAY & CO., OR ANY OF THEIR RESPECTIVE
AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO OR WITH RESPECT TO ANY
RELATED MATTER. THE COMPANY AND THE STOCKHOLDERS DO NOT MAKE OR PROVIDE, AND THE
PURCHASER AND THE MERGER SUB HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION,
EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR
PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY'S OR ITS
SUBSIDIARIES' ASSETS OR ANY PART THEREOF. With respect to any projection or forecast delivered by or on behalf of the Company and its Subsidiaries to the
Purchaser and Merger Sub, each of the Purchaser and Merger Sub acknowledges that
(x) there are uncertainties inherent in attempting to make such projections and forecasts, (y) the accuracy and correctness of such projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such projections and forecasts and (z) it is familiar with each of the foregoing.

                  6.04 FURTHER ASSURANCES. From time to time, as and when
requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

                                   ARTICLE VII

                                   DEFINITIONS
                                   -----------

                  7.01 DEFINITIONS. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

                  "Affiliates" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

                  "Company Transaction Expenses" means (i) the fees and expenses of legal counsel, investment bankers, advisors and accountants (including any representatives of legal counsel, investment bankers or accountants) retained by the Company, POF or any other stockholder of the Company, (ii) all management bonuses and other compensation payable to the Company's management, including the transaction bonuses set forth on the Change of Control Schedule and (iii)
all prepayment fees, penalties or similar payments in respect of any indebtedness of the Company and its Subsidiaries, in each case incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

                  "Confidentiality Agreement" means the Confidentiality
Agreement, dated January 10, 2006, by and among the Purchaser, the Company and
Castle Harlan, Inc.

                  "Environmental Claim" means any claim, action, cause of
action, investigation, demand, letter, written request for information or written notice by any governmental authority or third party involving violations of Environmental Laws or Releases of Hazardous Substances.

                  "Environmental Law" includes the Comprehensive Environmental
Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as
amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et
seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended;
the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the
Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any
other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

                  "Environmental Liabilities" means liabilities imposed upon the
Company as a result of an Environmental Claim filed by any governmental authority or any third party arising from any violations of Environmental Laws or the cleanup of Hazardous Substances from or onto any Real Property or any facilities that received Hazardous Substances generated by the Company.

                  "Funded Indebtedness" means, as of any particular time, the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of the Company and its Subsidiaries (excluding all intercompany indebtedness among the Company and its Subsidiaries) as of such time.

                  "GAAP" means United States generally accepted accounting
principles applied in a manner consistent with those used in preparing the
Latest Balance Sheet.

                  "Hazardous Substance" means any substance, material or waste that is characterized, classified, listed, defined or designated under any
Environmental Law as hazardous, toxic, pollutant or contaminant, including, but not limited to, any petroleum or petroleum products, polychlorinated biphenyls
(PCBs) or any substance exhibiting the hazardous waste characteristics set forth in 40 C.F.R. 261. The term "Hazardous Substances" does not include any asbestos-containing materials.

                  "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same (collectively, "Trademarks"); (ii) patentable inventions, discoveries and ideas, all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues
(collectively, "Patents"); (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists
(collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof
(collectively, "Copyrights"); (v) information and data, whether in printed or electronic form and whether contained in a database or otherwise; and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

                  "IT Systems" mean electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and
Internet websites and related content.

                  "knowledge" means, with respect to the Company, the actual knowledge of A. Corydon Meyer, John G. Jacob, Carole Johnson, Carol B. LaScala,
Melissa J. Fisher, Mark J. Chichak, Joe Hobby, Carl Dines, Kathleen Gromada and
Ann Boyd.

                  "Law" means any international, supranational, national,
foreign, provincial, regional, federal, state, municipal or local law, regulation, rule, ordinance, order, judgment, decree or other legally binding requirement of any court or governmental entity.

                  "Leased Real Property" shall mean the real property leased or subleased by the Company or any Subsidiary of the Company, together with, to the extent leased or subleased by Company, all buildings and other structures, facilities or improvements located thereon, all

fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

                  "Liens" shall mean any lien, pledge, hypothecation, charge, option, claim, restriction on transfer, deed of trust, mortgage, lease, easement, security interest or other encumbrance of any kind (statutory or otherwise).

                  "Material Adverse Effect" means an effect that is or could reasonably be expected to be materially adverse to the financial condition, business, assets and properties, or results of operations of the Company and its
Subsidiaries, taken as a whole.

                  "Owned Real Property" shall mean the real property owned by the Company or any Subsidiary of the Company, in each case together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

                   "Permit" means any permit, license, franchise, approval,
consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority, including, without limitation, building, zoning, administrative, occupational safety and health authorities.

                  "Permitted Liens" means (i) Liens securing liabilities which are reflected or reserved against in the Latest Balance Sheet to the extent so reflected or reserved, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings, (iii) mechanic's, materialmen's, and similar Liens, (iv) purchase money liens and Liens securing rental payments under capital lease arrangements, (v) Liens that, individually and in the aggregate, do not and would not materially detract from the value of the property and assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used, (vi) licenses to Intellectual
Property granted in the ordinary course of business, and (vii) Liens set forth on the Permitted Liens Schedule.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "Real Property" shall mean Owned Real Property and Leased Real
Property.

                  "Release" means any release, spill, emission, discharge,
leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous
Substances through or in the air, soil, surface water, groundwater or property.

                  "Subsidiary" means, with respect to any Person, any
corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other
Subsidiaries of such Person or a combination thereof, or any partnership, association or other

business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

                  "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, custom duty, fee or other governmental charge of any kind, including any interest, penalty or addition thereto, whether disputed or not.

                  "TCW Stockholders" means, collectively, TCW Special Credits
Fund IIIb, TCW Special Credits Trust IIIb, The Common Fund for Bond Investments,
Inc., The Delaware State Employees' Retirement Fund, Weyerhaeuser Company Master
Retirement Trust, TCW Special Credits Trust, TCW Special Credits Trust IV, TCW
Special Credits Trust IV-A, TCW Special Credits Fund IV and TCW Special Credits
Plus Fund.

                  "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information)
filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  7.02 OTHER DEFINITIONAL PROVISIONS.

                  (a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

                  (b) "Hereof," etc. The terms "hereof," "herein" and
"hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause,
Schedule and Exhibit references contained in this Agreement are references to
Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

                  (c) Successor Laws. Any reference to any particular Code
section or any other Law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                  7.03 CROSS-REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

                  Term                                                          Section No.
                  ----                                                          -----------

                  Affiliated Group                                              3.08
                  Agreement                                                     Preface
                  Certificates                                                  1.02(a)
                  Certificate of Merger                                         1.01(b)
                  Closing                                                       2.01
                  Closing Date                                                  2.01
                  Closing Transactions                                          2.02
                  Code                                                          3.13(b)
                  Common Stock                                                  1.02(a)
                  Company                                                       Preface
                  Company Authorizations                                        3.01
                  Company Board                                                 3.03
                  Company Charter Documents                                     3.01
                  Delaware Law                                                  1.01(a)
                  Disclosure Schedules                                          Article III
                  Effective Time                                                1.01(b)
                  ERISA                                                         3.13(a)
                  ERISA Affiliate                                               3.13(f)
                  Financial Statements                                          3.05
                  IRS                                                           3.13(b)
                  K&E                                                           8.14
                  Latest Balance Sheet                                          3.05
                  Letter of Transmittal                                         1.02(a)
                  Material Contracts                                            3.09(b)
                  Maximum Premium                                               5.02
                  Merger                                                        Preface
                  Merger Sub                                                    Preface
                  Merger Consideration                                          1.02(a)
                  Non-U.S. Plans                                                3.13(h)
                  Oaktree                                                       8.14
                  Other Material                                                8.07
                  Payoff Letters                                                2.02(c)
                  PBGC                                                          3.13(f)
                  Per Share Portion                                             1.02(a)
                  Plans                                                         3.13(a)
                  POF                                                           Preamble
                  Preferred Stock                                               3.04
                  Purchaser                                                     Preface
                  Razorback                                                     Preface
                  Schedule                                                      Article III
                  Stockholders                                                  Preface
                  Surviving Corporation                                         Preface
                  Tax Asset                                                     3.06(p)
                  UTI                                                           Preface
                  Written Consents                                              Preface
                  2006 Capital Budget                                           3.06(a)

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

                  8.01 PRESS RELEASES AND COMMUNICATIONS. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or communication to the employees, customers or suppliers of the Company, shall be issued or made without the joint approval of the Purchaser and POF, unless required by Law (in the reasonable opinion of counsel) in which case the Purchaser and POF shall have the right to review such press release or announcement prior to publication.

                  8.02 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (c) five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices, demands and communications to the Purchaser, the
Company and POF shall, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to the Purchaser, the Company
                  -------------------------------------
                  and/or the Merger Sub:
                  ---------------------

                  Ames True Temper, Inc.
                  465 Railroad Avenue
                  Camp Hill, Pennsylvania 17011
                  Facsimile: (717) 730-2517
                  Attention: Richard C. Dell

                  with a copy to:

                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, New York 10022
                  Facsimile:  (212) 593-5955
                  Attention:  Robert Goldstein, Esq.

                  Notices to POF:
                  --------------

                  Oaktree Capital Management, LLC
                  1301 Avenue of the Americas, 34th Floor
                  New York, NY 10019
                  Facsimile:        (212) 284-1949
                  Attention:        Vincent J. Cebula

                  with copies to:

                  Kirkland & Ellis LLP

                  200 East Randolph Drive
                  Chicago, IL  60601
                  Facsimile:        (213) 680-8500
                  Attention:        John A. Weissenbach
                  Facsimile:        (312) 861-2200
                  Attention:        Christopher J. Greeno

                  8.03 ASSIGNMENT. This Agreement and all of the provisions
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this
Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Purchaser without the prior written consent of the
Company, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement to any lender or other financing source of the Purchaser (or trustee or agent acting on their behalf) as collateral security for such obligations.

                  8.04 SEVERABILITY. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  8.05 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any
Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or any exhibit attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed
(including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the
Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Law or breach of contract).

                  8.06 AMENDMENT AND WAIVER. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived only in a writing signed by the Purchaser and the Company. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

                  8.07 COMPLETE AGREEMENT. This Agreement and the documents
referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties made by the Company in this Agreement, and the
Disclosure Schedules that accompany this Agreement, supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Purchaser (the "Other
Material"), and the Purchaser shall not rely on any data contained in the Other
Material for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

                  8.08 THIRD-PARTY BENEFICIARIES. Certain provisions of this
Agreement are intended for the benefit of, and shall be enforceable by, POF and, with respect to the provisions of Section 5.02 only, the officers and directors of the Company and its Subsidiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Stockholders any legal or equitable right, remedy, or claim under or with respect to this
Agreement or any provision of this Agreement.

                  8.09 COUNTERPARTS. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

                  8.10 GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of
New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  8.11 JURISDICTION; SERVICE OF PROCESS. Any action or
proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the federal and state courts located in the State of New York, Borough of Manhattan, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.
Process in any action or proceeding referred to in the first sentence of this
Section may be served on any party anywhere in the world.

                  8.12 WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT
TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS
AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR
HEREAFTER ARISING, AND WHETHER

SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY
FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING,
VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE
TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING
TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED
IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                  8.13 ATTORNEY'S FEES. If any action, suit, arbitration or
other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

                  8.14 REPRESENTATION OF THE COMPANY AND POF. Each of the
parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland
& Ellis LLP ("K&E") may serve as counsel to each and any of POF and its
Affiliates (collectively, "Oaktree"), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the Merger, K&E (or any successor)
may serve as counsel to Oaktree or any director, member, partner, officer, employee or Affiliate of Oaktree, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.

                                     * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement and Plan of Merger on the day and year first above written.

                  Company:       ACORN PRODUCTS, INC.

                                 By:      /s/ A. Corydon Meyer
                                    -------------------------------------------
                                    Name: A. Corydon Meyer
                                    Title: President and Chief Executive Officer

                  Purchaser:     AMES TRUE TEMPER, INC.

                                 By:      /s/ Richard C. Dell
                                    -------------------------------------------
                                    Name: Richard C. Dell
                                    Title: President and Chief Executive Officer

                  Merger Sub:    ATTUT HOLDINGS, INC.

                                 By:      /s/ Richard C. Dell
                                    -------------------------------------------
                                    Name: Richard C. Dell
                                    Title: President and Chief Executive Officer